UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 29, 2011

THE J. M. SMUCKER COMPANY
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	001-5111	34-0538550
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Strawberry Lane, Orrville, Ohio		44667-0280
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	330-682-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 29, 2011, The J. M. Smucker Company, an Ohio corporation (the "Company"), and Smucker Foods of Canada Corp., a federally incorporated Canadian corporation and an indirect wholly owned subsidiary of the Company ("Smucker Canada" and, together with the Company, the "Borrowers"), entered into a Second Amended and Restated Credit Agreement (the "Second Amended Credit Agreement") with the various Lenders named therein (the "Lenders"), the Guarantors (as defined below), and Bank of Montreal, a Canadian chartered bank acting through its Chicago branch, as administrative agent for the Lenders (the "Agent"). BMO Capital Markets, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and J.P. Morgan Securities LLC acted as joint lead arrangers and joint book runners (the "Joint Lead Arrangers"), Bank of America, N.A. and JPMorgan Chase Bank, N.A. acted as syndication agents (the "Syndication Agents"), and Fifth Third Bank and PNC Bank, National Association acted as documentation agents (the "Documentation Agents"). The Second Amended Credit Agreement amends and restates in its entirety the Amended and Restated Credit Agreement, dated as of January 31, 2011, by and among the Company, Smucker Canada, the various Lenders named therein, the Guarantors, and the Agent, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 2, 2011. J.M. Smucker LLC, an Ohio limited liability company and an indirect wholly owned subsidiary of the Company, and The Folgers Coffee Company, a Delaware corporation and a wholly owned subsidiary of the Company, are each guarantors under the Second Amended Credit Agreement (the "Guarantors"). The Second Amended Credit Agreement provides for a revolving credit line of $1,000,000,000 (which may, at the option of the Borrowers, be increased up to $1,500,000,000) and terminates on July 29, 2016. The proceeds under this revolving credit line will be used for general corporate purposes, to refinance existing indebtedness, and to finance working capital and fund certain fees and expenses associated with the closing of the Second Amended Credit Agreement.

The Borrowers may borrow in U.S. Dollars ("USD") or Canadian Dollars ("CAD") under the revolving credit line. The Company’s USD borrowings will bear interest, at the Company’s option, at either a base rate or a Eurodollar rate, in each case plus an applicable margin based on the Company’s leverage ratio. The base interest rate for USD borrowings is a rate equal to the greater of (i) the Agent’s prime rate, (ii) the federal funds rate plus 0.50% and (iii) the one-month Eurodollar rate plus 1.00%. Smucker Canada’s CAD borrowings under the Second Amended Credit Agreement will bear interest, at Smucker Canada’s option, at either a base rate or a CDOR rate, in each case plus an applicable margin based on the Company’s leverage ratio. The base interest rate for CAD borrowings is a rate equal to the greater of (i) the Agent’s prime rate for CAD loans and (ii) the 30-day CDOR rate plus 1.00%. The applicable margins on USD and CAD base rate loans range from 0.425% to 0.000%, and the applicable margins on Eurodollar loans and CDOR loans range from 1.425% to 0.925%.

Until maturity of the Second Amended Credit Agreement, the Company must maintain (i) a ratio of consolidated debt to consolidated EBITDA (as defined in the Second Amended Credit Agreement) of not greater than 3.50 : 1.00, and (ii) a ratio of consolidated EBITDA to Interest Expense (as defined in the Second Amended Credit Agreement) payable in cash of not less than 3.50 : 1.00, in each case for the 12-month period ended on the last day of each fiscal quarter.

The Second Amended Credit Agreement contains customary representations and warranties and usual and customary affirmative and negative covenants. The Second Amended Credit Agreement also contains certain customary events of default. If an Event of Default (as defined in the Second Amended Credit Agreement) has occurred and is continuing, the Agent may terminate the commitments and declare that the loans and any accrued interest are due and payable by the Borrowers.

Certain of the Lenders, the Agent, the Joint Lead Arrangers, the Syndication Agents, and the Documentation Agents (and each of their respective subsidiaries or affiliates) have in the past provided, and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, trust, leasing services, foreign exchange, share repurchase and other advisory services to, or engage in transactions with, the Company and its subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries or affiliates for such services.

The foregoing is a summary of the material terms and conditions of the Second Amended Credit Agreement and not a complete description of the Second Amended Credit Agreement. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Second Amended Credit Agreement attached to this Current Report on Form 8-K as Exhibit 10.1, which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Second Amended Credit Agreement set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.
Exhibit No. 10.1 - Second Amended and Restated Credit Agreement, dated as of July 29, 2011, among the Company, Smucker Canada, the Guarantors, the Lenders, and the Agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE J. M. SMUCKER COMPANY

August 2, 2011	By:	/s/ Mark R. Belgya

Name: Mark R. Belgya
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement, dated as of July 29, 2011, among the Company, Smucker Canada, the Guarantors, the Lenders, and the Agent.